                                          Registration No. 333-____________

___________________________________________________________________________
___________________________________________________________________________


                    SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, DC 20549
                          ______________________

                                 FORM S-8
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ______________________


                               STANHOME INC.
          (Exact Name of Registrant as Specified in Its Charter)



     MASSACHUSETTS                                     04-1864170
(State or Other Jurisdiction of                    (I.R.S. Employer
Incorporation or Organization)                     Identification No.)

333 Western Avenue, Westfield, Massachusetts                  01085
 (Address of Principal Executive Offices)                   (Zip Code)
               ____________________________________________

                          1996 STOCK OPTION PLAN
                         (Full Title of the Plan)
               ____________________________________________

                         Bruce H. Wyatt, Secretary
                               Stanhome Inc.
                            333 Western Avenue
                      Westfield, Massachusetts 01085
                  (Name and Address of Agent For Service)

                              (413) 562-3631
       (Telephone Number, Including Area Code, of Agent For Service)
               ____________________________________________






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
                      CALCULATION OF REGISTRATION FEE

____________________________________________________________________
____________________________________________________________________

                               Proposed     Proposed
                               Maximum      Maximum
Title of                       Offering     Aggregate    Amount of
Securities to  Amount to be    Price Per    Offering     Registration
be Registered  Registered<F1>  Unit         Price<F2>    Fee<F2>
____________________________________________________________________
Common Stock   12,000          $29.625      $355,500     $122.59
$0.125         Shares
Par Value

               295,880         $29.50       $8,728,460   $3,009.81
               Shares

               1,192,120       $25.75<F2>   $30,697,090  $10,585.20
               Shares
____________________________________________________________________

Total          1,500,000                    $39,781,050  $13,717.60
               Shares
____________________________________________________________________
____________________________________________________________________

<F1>  This Registration Statement also covers such additional number of shares of Common Stock as may be issuable by reason of the operation of applicable antidilution provisions.

<F2>  Estimated in accordance with Rule 457(c) and (h) solely for purposes of calculating the registration fee, based on the average of the high and low prices of the securities to be registered as reported on the New York Stock Exchange Composite Tape on September 3, 1996.






















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                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

      The following documents filed by Stanhome Inc. (the "Company") with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (File No. 0-1349), are incorporated by reference herein:

      (1) Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 1), for the fiscal year ended December 31, 1995;

      (2) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996 and June 30, 1996;

      (3)  The description of the Company's Common Stock contained in its
(a) General Form for Registration of Securities on Form 10, dated May 28, 1965, as amended on Form 8 Amendment No. 1, dated December 9, 1965, and Form 8 Amendment No. 2, dated September 5, 1986; (b) Applications for Registration of Certain Classes of Securities on Form 8-A, dated September 8, 1986 and October 30, 1987, both as amended on Form 8 Amendment No. 1, dated May 6, 1988; (c) Application for Registration of Certain Classes of Securities on Form 8-A, dated September 19, 1988, as amended on Form 8 Amendment No. 1 dated October 1, 1990; and (d) any other applications for registration of the Company's Common Stock under Section 12 of the Securities Exchange Act of 1934, as amended, including any amendments or reports filed for the purpose of updating the description of such class of securities; and

      (4) All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, from the date of filing of such reports and other documents.

Item 4.  Description of Securities.

      Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

      An opinion concerning the legality of the securities being registered has been rendered by Bruce H. Wyatt, General Counsel of the registrant and its Vice President, Clerk and Secretary. Currently, Mr. Wyatt directly owns 7,934 shares of the Company's Common Stock, has indirect beneficial ownership of approximately 7,050 shares of the Company's Common Stock owned by his spouse and by trustees under Company-sponsored employee benefit plans, and has been granted options to acquire an additional 72,700 shares of such stock by the Company's Compensation and Stock Option Committee at prices ranging from $11.125 to $35.50 per share, 44,450 of which are exercisable as of September 4, 1996.

Item 6.  Indemnification of Directors and Officers.

      Section 13 of Chapter 156B of the Massachusetts General Laws permits corporations organized under the laws of the Commonwealth to eliminate or limit personal liability of their directors to the corporation or its


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

stockholders for monetary damages resulting from any breach of fiduciary duty as a director, except under certain circumstances. Article 6E of the Company's Restated Articles of Organization, as amended, eliminates the personal liability of directors of the Company to the Company or its stockholders for monetary damages to the full extent permitted under
Section 13 of Chapter 156B of the Massachusetts General Laws. Section 67 of Chapter 156B of the Massachusetts General Laws permits corporations organized under the laws of the Commonwealth to indemnify directors and officers under certain circumstances. Article V of the By-Laws of the Company provides for the indemnification of any director, officer and specified key employees of the Company against all expenses, as defined therein, actually or reasonably incurred by any of them in connection with any claim asserted against him or her, or in connection with any action, suit or proceeding, civil or criminal, in which any of them may be involved as a party, by reason of his or her having been such a director, officer or specified key employee, provided he or she has acted in good faith in the reasonable belief that his or her action was in the best interest of the Company. The Company has director and officer liability insurance covering certain expenditures which might arise in connection with such indemnification.

Item 7.  Exemption from Registration Claimed.

      Not Applicable.

Item 8.  Exhibits.

      Copies of the documents listed below which are identified with an asterisk (*) have been included as exhibits to registration statements or other documents previously filed with the Commission under the Securities Exchange Act of 1934, as amended (File Number 0-1349), and are incorporated by reference herein; the exhibit number and documents with which the document was originally filed are set forth in parentheses after the description of such exhibit. Exhibits not so identified are filed herewith.

EXHIBIT
NUMBER         DESCRIPTION OF DOCUMENT

4* Rights Agreement, as amended (Exhibit 4(a) to Form 10-Q filed for the quarter ended September 30, 1988 and Exhibit 1 to Form 8 filed on October 1, 1990).

5 and 23(i)    Opinion and Consent of Bruce H. Wyatt.

23(ii)         Consent of Arthur Andersen LLP.

24             Powers of Attorney (included on the signature page).

99* 1996 Stock Option Plan, as amended (Exhibit 10 to Form 10-Q filed for the quarter ended June 30, 1996).

Item 9.  Undertakings.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westfield, Commonwealth of Massachusetts, on September 4, 1996.



                                    STANHOME INC.
                                    (Registrant)


                                    By:/s/G. William Seawright
                                       G. William Seawright
                                       President and Chief Executive
                                       Officer





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

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated and on the dates indicated below. Each person whose signature appears below constitutes and appoints G. William Seawright and Bruce H. Wyatt, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement and any post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature                      Title                         Date


/s/H.L. Tower              Chairman of the Board         September 4, 1996
H.L. Tower


/s/John F. Cauley, Jr.     Director                      September 4, 1996
John F. Cauley, Jr.


/s/Janet M. Clarke         Director                      September 4, 1996
Janet M. Clarke


/s/Charles W. Elliott      Director                      September 4, 1996
Charles W. Elliott


/s/Judith R. Haberkorn     Director                      September 4, 1996
Judith R. Haberkorn


/s/Thomas R. Horton        Director                      September 4, 1996
Thomas R. Horton


/s/Allan G. Keirstead      Director, Executive Vice      September 4, 1996
Allan G. Keirstead         President, Chief
                           Administrative & Financial
                           Officer and Controller


/s/Homer G. Perkins        Director                      September 4, 1996
Homer G. Perkins


/s/G. William Seawright    Director, President and       September 4, 1996
G. William Seawright       Chief Executive Officer


/s/Anne-Lee Verville       Director                      September 4, 1996
Anne-Lee Verville

                               EXHIBIT INDEX


EXHIBIT
NUMBER         EXHIBIT

4* Rights Agreement, as amended (Exhibit 4(a)to Form 10-Q filed for the quarter ended September 30, 1988 and Exhibit 1 to Form 8 filed on October 1, 1990).

5 and 23(i)    Opinion and Consent of Bruce H. Wyatt.

23(ii)         Consent of Arthur Andersen LLP.

24             Powers of Attorney (included on the signature page).

99* 1996 Stock Option Plan, as amended (Exhibit 10 to Form 10-Q filed for the quarter ended June 30, 1996).

____________________________

*Incorporated By Reference








































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